Exhibit 10.24

DIRECTORSHIP AND CONSULTING AGREEMENT

THIS AGREEMENT, entered into March 23, 2008 between AVENUE GROUP, INC., a Delaware corporation with offices at 405 Lexington Avenue 26th floor New York, NY 10174 (hereinafter sometimes referred to as the “Company”) and Ledger Holdings Pty Ltd, a limited liability company formed under the laws of the Australia (hereinafter sometimes referred to as “Ledger”) and

WHEREAS, Ledger is willing to continue to make available to the Company the services of its founder, Levi Mochkin (sometimes referred to as “LM”) to continue as Chairman of the Board of Directors of the Company (hereinafter sometimes referred to as the “Board”) and Chief Executive Officer of the Company (hereinafter sometimes referred to as “CEO”) and the Company desires the services of LM as a Chairman and as a CEO;

NOW, THEREFORE, it is hereby agreed between the parties, effective as of March 23, 2008 as follows:

1.

BOARD OF DIRECTORS

1.1

As compensation for the services of LM as Chairman of the Board to the Company, Ledger shall be paid $5,000 per month. Such payment shall be made quarterly in advance to a bank account designated by Ledger. In additional, Ledger shall receive an option to purchase 120,000 shares of the Company’s shares at the stock’s current price of US $.005. This option shall vest at the rate of 10,000 shares per month commencing March 23, 2008. The term of this option shall be for five years commencing as of the date of each monthly tranche of shares vesting.

1.2

Directors shall be reimbursed their travel and associated costs to attend each meeting however whenever LM shall have other business in the same venue where the meeting is to be held,  he will allocate his reimbursable expenses accordingly and shall use his best efforts, when possible, to coordinate his travel schedule so as to reduce expenses to be reimbursed by the Company.

1.3

It is understood and agreed that the Company will renew its Directors and Officers Insurance (“D&O Insurance”) and that the Company will include LM under its D&O Insurance.

2.

CONSULTING SERVICES

LM shall serve as the CEO for the Company for a term of two years commencing as of March 23, 2008. It is understood that during this term, LM shall devote 50 hours a month of his time to the affairs of the Company. Compensation for such consulting services shall be $25,000 per month payable each month in advance. In addition, on the execution of this agreement, Ledger Holding PTY LTD shall receive a total of 2,400,000 shares in the company, as additional compensation for the services of LM as a consultant CEO. In addition, Ledger shall receive and company shall issue 12,500,000 series A convertible preferred stock.

Company will reimburse Ledger for pre-approved expenses incurred on the Company’s behalf, including but not limited to travel, hotels and other direct costs.

3.

GOVERNING LAW

This Agreement shall be governed by the laws of the State of New York applicable to agreements wholly made and to be performed entirely within such state and without regard to the conflict of law principles thereof. In the event of a dispute under this Agreement, the parties shall have the right to pursue such claims as might arise in the courts of the State of New York or by arbitration, if all parties agree, pursuant to the arbitration provisions of the State of New York.

4.

ENTIRE AGREEMENT

Except as expressly provided herein, this Agreement contains the entire understanding among the parties with respect to the subject matter hereof, and may not be modified, altered or amended except by an instrument in writing signed by all of the parties hereto. This Agreement  may be executed in one or more counterparts, each of which shall be construed as an original.

IN WITNESS WEREOF, the parties have executed this Agreement as of the day and year first written above.

AVENUE GROUP, INC.		LEDGER Holdings PTY LTD

By:	/s/ Mendel Mochkin	By:	/s/ Levi Mochkin